Exhibit 10.2

CHARTERBANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (“Agreement”) is entered into as of this 25th day of September, 2012 (the “Effective Date”) by and between CharterBank (the “Employer” or the “Bank”), and Lee Washam, an individual resident of Georgia (the “Executive”), and establishes the CharterBank Supplemental Executive Retirement Plan (the “Plan”).

WHEREAS, the Executive has contributed substantially to the success of the Employer and the Employer desires that the Executive continue in its employ;

WHEREAS, Employer desires to provide certain supplemental nonqualified pension benefits to Executive;

WHEREAS, Employer and Executive desire to enter into this Agreement to provide a retirement benefit under this Agreement and to be paid to Executive as provided herein;

WHEREAS, the parties hereto intend that this Agreement shall be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and shall be considered a plan described in Section 301(a)(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements thereof;

WHEREAS, the Bank has purchased a Flexible Premium Indexed Deferred Annuity Contract issued by Aviva Life and Annuity Company, contract #AA10001512 and issued by Great American Life Insurance Company, contract #1195053483 (in the aggregate referred to as “Annuity Contracts and Riders” as defined herein); and

WHEREAS, the Bank is the sole owner of the Annuity Contracts and Riders and elects to provide a retirement benefit to the Executive that is based on the income provided by the Annuity Contracts and Riders;

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following terms have the meanings specified:

1.1.           “Account” means the bookkeeping account established and maintained by the Bank to reflect the interest of the Executive under this Agreement.

1.2.           “Account Balance” means, as of any date, the Bank’s accounting of Annual Contributions made by the Bank, plus accrued interest.  The Account Balance also represents the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) on behalf of the Executive.

1.3.           “Affiliate” means an entity controlling, controlled by or under common control with the Employer, with control meaning direct or indirect ownership of equity securities with the ordinary voting power of more than fifty percent (50%) of the equity securities of an entity.

1.4.           “Annual Contribution” means the amount credited to the Account Balance for the Plan Year.  The Annual Contribution for a particular Plan Year shall be in the amount set forth on Schedule A attached hereto.  In its discretion, the Board may increase or decrease the amount of the Annual Contribution.

1.5.           “Beneficiary” means the person or entity designated in writing by the Executive to receive death benefits pursuant to this Agreement in the event of his death.  If no Beneficiary is designated, the Executive’s Beneficiary shall be the Executive’s spouse or, if none, the Executive’s Estate.

1.6.           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.7.           “Board” means the Board of Directors of the Employer.

1.8.           “Cash Surrender Value” means the cash surrender value of the Annuity Contract(s) and Rider as defined by the insurance company which issued the contracts.

1.9.           “Change in Control” means a change in the ownership or effective control of the relevant corporation, or in the ownership of a substantial portion of the assets of the relevant corporation, as such change is defined in Treasury Regulations Section 1.409A-3(i)(5).  The “relevant corporation” means the Employer or any corporation that is a majority shareholder (i.e., owns more than fifty percent (50%) of the total fair market value and the total voting power of the equities securities) of the Employer or of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Employer; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation shall be the corporation for which no other corporation is a majority shareholder.  As of the Effective Date, the relevant corporations are the Employer, Charter Financial Corporation and First Charter, MHC; provided, however, that for purposes of determining whether a “change in the effective control of the relevant corporation” has occurred, the sole relevant corporation is First Charter, MHC.  Notwithstanding anything herein to the contrary, the sale of shares of Charter Financial Corporation or reorganization of First Charter MHC, in either case as part of a conversion or partial conversion of the direct or indirect ownership of the Employer from a mutual holding company structure to a stock holding company structure shall not be deemed to be a Change in Control.

1.10.           “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expect to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.

Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Employer, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A of the Code. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.11.           “Early Retirement Age” means the date before age sixty (60) on which the Executive reaches age fifty-seven (57) or performs at least ten (10) Years of Service with the Employer, which ever occurs later.

1.12.           “Early Retirement Date” means the date the Executive incurs a Separation from Service on or after Early Retirement Age but before Normal Retirement Age.

1.13.           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.14.           “Normal Retirement Age” means the date on which the Executive reaches age sixty (60) or performs at least ten (10) Years of Service with the Employer, which ever occurs later.

1.15.           “Normal Retirement Date” means the date the Executive Separates from Service on or after Normal Retirement Age.

1.16.           “Plan Administrator” means the plan administrator described in Article 8.

1.17.           “Plan Year” means the calendar year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on December 31 of the year in which occurs the Effective Date.

1.18.            “Rider” means the Income Rider attached to the Annuity Contracts and Riders as an endorsement or other product feature that operates as an Income Rider, with such feature providing for a withdrawal or payment feature for the life of the annuitant.

1.19.           “Separation from Service” means the Executive’s termination of employment from the Employer and all entities aggregated with the Employer as the “service recipient” within the meaning of Treasury Regulations Section 1.409A-1(g) that constitutes a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

1.20.           “Termination for Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing between the Executive and the Employer or an Affiliate at the date of the Executive’s Termination of Employment. If the Executive is not a party to a severance or employment agreement containing a definition of termination for cause, Termination for Cause means the Employer or an Affiliate terminates the Executive’s employment because of:

(a)           the willful and continued failure by the Executive to perform substantially his duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Chairman of the Board, Chief Executive Officer or President of the Bank which specifically identifies the manner in which such person believes that the Executive has not substantially performed his duties or has failed to follow the policies and procedures of the Bank, which failure to perform causes material and demonstrable economic harm to the Bank or its Affiliates,

(b)           the willful engaging by the Executive in illegal conduct which is materially and demonstrably injurious to the Bank,

(c)           the conviction of, or a plea of guilty or nolo contendere to, a felony,

(d)           the failure to cooperate with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning the Bank,

(e)           the willful and material breach of any written code of business conduct and/or ethics now or hereafter adopted by the Bank (however, to the extent the breach is curable, the Bank must give you notice and a reasonable opportunity to cure),

(f)           becoming subject to the prohibitions of Section 19(a)(1) of the Federal Deposit Insurance Act or Section 21C(f) of the Exchange Act or

(g)           the failure to comply with the terms of this Agreement.

For purposes of this paragraph, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Bank or upon the instructions of the Chief Executive Officer or other senior executive officer of the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank. It is also expressly understood that the Executive’s attention to matters or engagement in activities not directly related to the business of the Bank shall not provide a basis for termination for Cause so long as the Board has approved engagement in such activities prior to or following a change in control. Notwithstanding the foregoing, in the case of clause (i), (ii), (iv), (v), or (vii) of this paragraph, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board (excluding the Executive if he is a Board member) at a meeting of the Board called and held (in whole or in part) for such stated purpose (after reasonable notice and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive  was guilty of the conduct set forth above in such clause of this paragraph and specifying the particulars thereof in detail. The Bank must notify the Executive of any event constituting Cause within ninety (90) days following the Bank’s knowledge of its existence or such event shall not constitute Cause under this Agreement.

1.21.           “Years of Service” means each year the Executive is employed by the Employer measured on an elapsed time basis from the first day worked through the Executive’s Separation from Service.

ARTICLE 2
DEFERRED COMPENSATION AND VALUATION OF ACCOUNT

2.1.           Annuity Contract and Other Investments.  For purposes of satisfying its obligations to provide benefits under this Agreement, the Bank has initially invested in the Annuity Contracts and Riders and may invest in other investments.  However, nothing in this Section shall require the Bank to invest in any particular form of investment.

2.2.           Ownership of the Annuity Contract and Other Investments.  The Bank is the sole owner of the Annuity Contracts and Riders and any other investments for this Agreement and shall have the right to exercise all incidents of ownership of the Annuity Contracts and Riders and any other investments.  The Bank shall be the beneficiary of the death proceeds of the Annuity Contracts and Riders.  The Bank shall at all times be entitled to the Annuity Contract’s Cash Surrender Value, as that term is defined in the Annuity Contract.  The Cash Surrender Value shall be determined as of the date of the surrender of the Annuity Contract or death of the Executive, as the case may be.

2.3.           Right to Annuity Contract.  Notwithstanding any provision hereof to the contrary, the Bank shall have the right to sell or surrender the Annuity Contracts and Riders without terminating this Agreement, provided the Bank replaces the Annuity Contracts and Riders with a comparable annuity policy(ies) or assets of comparable value.  Without limitation, the Annuity Contracts and Riders at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

2.4.           Rabbi Trust.  Employer may establish a “rabbi trust” to which contributions may be made to provide the Employer with a source of funds for purposes of satisfying the obligations of the Employer under the Plan.  The trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. The Executive and his Beneficiaries shall have no beneficial ownership interest in any assets held in the trust.

2.5.           Annual Contributions.  The Bank shall establish an Account Balance for the Executive on its books.  The Bank shall credit the Annual Contribution to the Account Balance annually.  The Annual Contribution shall not be made by the Bank for any Plan Year commencing after the Executive’s Normal Retirement Date.  Except in the case of Executive’s Separation from Service due to Disability, no Annual Contribution shall be made by the Bank for the Plan Year following the Plan Year in which the Executive’s incurs a Separation from Service.  Contributions to the Account Balance by the Executive are prohibited.

2.6.           Interest Credits.  The Bank shall credit interest on the Account Balance annually as set forth in Schedule A.

ARTICLE 3
RETIREMENT AND OTHER BENEFITS

3.1.           Normal Retirement Benefit. Upon the Executive’s Separation from Service on or after Normal Retirement Age for any reason other than death or Disability, the Executive will be entitled to the benefit described in this Section 3.1 in lieu of any other benefit under this Agreement.

(a)           The present value of the benefit under this Section 3.1 will equal the Account Balance (the “Normal Retirement Benefit”).

(b)           The Normal Retirement Benefit will be paid in an actuarially equivalent single life annuity in an amount determined pursuant to the Rider, payable in monthly installments for the life of the Executive commencing on the first (1st) day of the second month following the date of the Executive’s Separation from Service.

3.2.           Early Retirement Benefit.  Upon the Executive’s Separation from Service on or after Early Retirement Age but prior to Normal Retirement Age for any reason other than death or Disability, the Executive will be entitled to benefit described in this Section 3.2 in lieu of any other benefit under this Agreement.

(a)           The present value of the benefit under this Section 3.2 will equal the Account Balance (the “Early Retirement Benefit”).

(b)           The Early Retirement Benefit will be paid in an actuarially equivalent single life annuity in an amount determined pursuant to the Rider, payable in monthly installments for the life of the Executive commencing on the first (1st) day of the second month following the date of the Executive’s Separation from Service.

3.3.           Disability Benefit.  In the event the Executive should incur a Disability while actively employed by the Employer, any time after the Effective Date but prior to Normal Retirement Date, the Bank will continue to make Annual Contributions and interest credits in accordance with Schedule A until the Executive’s Normal Retirement Age and the Executive will be eligible Executive will be entitled to benefit described in this Section 3.3 in lieu of any other benefit under this Agreement.

(a)           The present value of the benefit under this Section 3.3 will equal the Account Balance at the Executive’s Normal Retirement Age (the “Disability Benefit”).

(b)           The Disability Benefit will be paid in an actuarially equivalent single life annuity in an amount determined pursuant to the Rider, payable in monthly installments for the life of the Executive commencing on the first (1st) day of the second month following the date of the Executive’s Normal Retirement Age.

3.4.           Preretirement Death Benefit.  Upon the death of the Executive while in service to the Employer, the Employer shall pay to the Executive’s Beneficiary the benefit described in this Section 3.4 in lieu of any other benefit under this Agreement.

(a)           The present value of benefit under this Section 3.4 is the Account Balance as of the date of Executive’s death (the “Preretirement Death Benefit”).

(b)           The Employer shall pay the Preretirement Death Benefit to the Executive’s Beneficiary in one hundred eighty (180) equal monthly installments beginning on the first day of the month following submission of proof of claim substantiating the Executive’s death.

3.5.           Postretirement Death Benefit.  Upon the death of the Executive after the Executive is eligible for the Early Retirement Benefit, Normal Retirement Benefit or Disability Benefit payments under Section 3.1, Section 3.2 or Section 3.3 but before receiving a total of one hundred eighty (180) monthly installments of the Early Retirement Benefit, the Normal Retirement Benefit or Disability Benefit, the Executive’s Beneficiary will receive the remaining Account Balance, payable in a lump sum within thirty (30) days after submission of proof of claim substantiating the Executive’s death (with the Beneficiary having no right to designate the taxable year of the payment).

3.6.           Change in Control Benefit.  Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs prior to the Executive’s Separation from Service and before payment has otherwise commenced under this Agreement, the Executive will be entitled to the benefit described in this Section 3.6 in lieu of any other benefit under this Agreement.

(a)           The amount of benefit payable under this Section 3.6 is equal to the Cash Surrender Value of the Annuity Contract referred to in this Agreement plus any surrender charge as defined in the Annuity Contract as of the date of Change in Control (the “Change in Control Benefit”).

(b)           The Change in Control Benefit will be paid to the Executive in a single lump sum within thirty (30) days of the date of Change in Control.  The Bank may assign the Annuity Contracts and Riders to the Executive in satisfaction of the benefit payable under this Section 3.6 and reduce the Bank’s obligation under this Section 3.6.

3.7.           Restriction on Timing of Distributions. Notwithstanding the applicable provisions of this Agreement regarding timing of payments, the following special rules shall apply if the stock of the Employer is publicly traded at the time of the Executive’s Separation from Service in order for this Agreement to comply with Section 409A of the Code: (i) to the extent the Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of a distribution and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such distributions by a six-month period after the date of such Executive’s Separation from Service with the Employer, no such distribution shall be made prior to the date that is six months after the date of the Executive’s Separation from Service with the Employer, and (ii) any such delayed payments shall be paid to the Executive in a single lump sum within five (5) business days after the end of the six (6) month delay.  All subsequent distributions shall be paid in the manner specified

3.8.           Actuarial Equivalence.  For purposes of determining actuarial equivalence for converting the Executive’s Account Balance into a single life annuity, reasonable actuarial assumptions within the meaning of Treasury Regulations Section 31.3121(v)(2)-1 shall be used.

3.9.           Separation Prior to Early Retirement Age.  If the Executive incurs a Separation from Service for any reason other than death or Disability prior to the Executive’s Early Retirement Age, no benefit will be paid under this Agreement.

ARTICLE 4
BENEFICIARIES

4.1.           Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other benefit plan of the Employer in which the Executive participates.

4.2.           Beneficiary Designation; Changes. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3.           Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Plan Administrator or its designated agent.

4.4.           No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be distributed to the personal representative of the Executive’s estate; provided, however, that the personal representative of the Executive’s estate may assign the right to receive payment to the heirs under the Executive’s estate, or in the absence of a will, the Executive’s heirs in accordance with the applicable intestacy statute.

4.5.           Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Employer may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Employer may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Employer from all liability for the benefit.

ARTICLE 5
GENERAL LIMITATIONS AND CODE SECTION 409A COMPLIANCE

5.1.           Termination for Cause.  If the Executive experiences a Termination of Employment which is a Termination for Cause, notwithstanding any provision of this Agreement to the contrary, this Agreement and the Employer’s obligations under this Agreement shall terminate as of the effective date of the Termination for Cause.

5.2.           Suicide or Misstatement.  No benefits shall be paid under this Agreement if the Executive commits suicide within two years after the Effective Date of this Agreement or if the Executive makes any material misstatement of fact on any application for life insurance purchased by the Employer.

5.3.           Removal.  Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Employer’s affairs by an order issued under section 8(e) or 8(g) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) or 1818(g), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order.

5.4.           Default.  Despite any contrary provision of this Agreement, if the Employer is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.5.           FDIC Assisted Transaction.  All obligations under this Agreement shall be terminated, except to the extent determined by the Federal Deposit Insurance Corporation (“FDIC”) that continuation of the contract is necessary for the continued operation of the Employer, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employer under the authority contained in section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c).

5.6.           No Golden Parachutes.  Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made hereunder in contravention of the golden parachute payment and indemnification payment restrictions contained in regulations adopted pursuant to Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k).

5.7.           Distributions Upon Income Inclusion Under Code Section 409A.  Upon the inclusion of any amount into the Executive’s or Beneficiary’s income as a result of the failure of this Agreement to comply with the requirements of Code Section 409A, a distribution shall be made in an amount equal to the lesser of the amount required to be included in income as a result of such failure or the Account Balance.

5.8.           One Benefit Only. Notwithstanding any provision of this Agreement, the Executive and the Executive’s Beneficiary are entitled to one benefit derived from Article 3 of this Agreement, which shall be determined by the first event to occur that is dealt with by Article 2 of this Agreement. Subsequent occurrence of events dealt with by Article 3 shall not entitle the Executive or the Executive’s Beneficiary to other or additional benefits derived from Article 3.

5.9.           Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1.           Claims Procedure. A person or Beneficiary (a “claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

(a)           Initiation - Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after the notice was received by the claimant. All other claims must be made within one hundred eighty (180) days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

(b)           Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(c)           Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2.           Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows

(a)           Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

(b)           Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)           Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

(e)           Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Agreement on which the denial is based,

(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7
MISCELLANEOUS

7.1.           Amendments and Termination. Subject to Section 7.13 of this Agreement, (a) this Agreement may be amended solely by a written agreement signed by the Employer and by the Executive, and (b) except as otherwise provided herein, this Agreement may be terminated solely by a written agreement signed by the Employer and by the Executive.

7.2.           Binding Effect. This Agreement shall bind the Executive and the Employer and their beneficiaries, survivors, executors, successors, administrators, legal representatives, and transferees.

7.3.           No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Employer, nor does it interfere with the Employer’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

7.4.           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5.           Tax Withholding. The Employer shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.6.           Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the principles of conflict of laws of such state.

7.7.           Unfunded Arrangement. The Executive and the Executive’s Beneficiary are general unsecured creditors of the Employer for the payment of benefits under this Agreement. The benefits represent the mere promise by the Employer to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance, annuity contract or other asset purchased by Employer to fund its obligations under this Agreement shall be a general asset of the Employer to which the Executive and Beneficiary have no preferred or secured claim.

7.8.           Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

7.9.           Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

7.10.           Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Employer at the time of the delivery of such notice, and properly addressed to the Employer if addressed to the Board of Directors, at CharterBank, 1233 O.G. Skinner Drive, West Point, Georgia 31833.

7.11.           Entire Agreement. This Agreement constitutes the entire agreement between the Employer and the Executive concerning the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

7.12.           Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Agreement, the Employer shall promptly pay (but not later than two (2) months after such expenses are incurred) all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails on the substantive merits of each material claim in dispute in such litigation, the Employer shall be entitled to receive from the Executive all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Executive in connection with such litigation, and the Executive shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

7.13.           Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Employer is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, then the Employer reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld.  This Section 7.13 shall become null and void effective immediately if a Change in Control occurs.

ARTICLE 8
ADMINISTRATION OF AGREEMENT

8.1.           Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board of Directors of the Employer or such committee or person(s) as the Board of Directors of the Employer shall appoint. The Plan Administrator shall have the sole and absolute discretion and authority to interpret and enforce all appropriate rules and regulations for the administration of this Agreement and the rights of the Executive under this Agreement, to decide or resolve any and all questions or disputes arising under this Agreement, including benefits payable under this Agreement and all other interpretations of this Agreement, as may arise in connection with the Agreement.

8.2.           Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Employer.

8.3.           Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.  Without limiting the foregoing, it is acknowledged that the value of the benefits payable hereunder may be difficult to determine in the event the Employer does not actually purchase and maintain the Annuity Contracts and Riders as contemplated hereunder; therefore, in such event, the Employer shall have the right to make any reasonable assumptions in determining the benefits payable hereunder and any such determination made in good faith shall be binding on the Executive.

8.4.           Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Employer shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5.           Employer Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation of Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Executive and a duly authorized Officer of the Employer have signed this Agreement as of the Effective Date.

THE EXECUTIVE:	CHARTERBANK
/s/ Lee Washam	By: /s/ Thomas M. Lane
Its: Chair of Board P&C

SCHEDULE A

CHARTERBANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

Year	Annual Contribution	Annual Interest Credit

2012	20,357	298
2013	36,548	2,223
2014	38,741	4,609
2015	41,066	7,272
2016	43,530	10,239
2017	46,141	13,535
2018	48,910	17,190
2019	51,845	21,235
2020	54,955	25,704
2021	48,307	30,514